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ARTS-GS	Articles of Incorporation of a General Stock Corporation

To form a **general stock corporation** in California, you can fill out this form or prepare your own document, and submit for filing along with:

- A **$100** filing fee.
- A separate, non-refundable **$15** service fee also must be included, if you **drop off** the completed form or document.

Important! Corporations in California may have to pay a minimum $800 yearly tax to the California Franchise Tax Board. For more information, go to https://www.ftb.ca.gov.

Note: *Before submitting the completed form*, you should consult with a private attorney for advice about your specific business needs.

FILED
Secretary of State
State of California

MAY 23 2014

1 PC This Space For Office Use Only

For questions about this form, go to www.sos.ca.gov/business/be/filing-tips.htm.

Corporate Name (List the proposed corporate name. Go to www.sos.ca.gov/business/be/name-availability.htm for general corporate name requirements and restrictions.)

① The name of the corporation is CALIFORNIA CARBON INDUSTRY, INC.

Corporate Purpose

② The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

Service of Process (List a California resident or a California registered corporate agent that agrees to be your initial agent to accept service of process in case your corporation is sued. You may list any adult who lives in California. You may **not** list your own corporation as the agent. Do **not** list an address if the agent is a California registered corporate agent as the address for service of process is already on file.)

③ a. C T Corporation System
Agent's Name

b. ______ CA
*Agent's Street Address (if agent is **not** a corporation) - Do not list a P.O. Box* — *City (no abbreviations)* — *State* — *Zip*

Corporate Addresses

④ a. 222 NORTH SPEULVEDA BLVD. SUITE 2000 — EL SEGUNDO CA 90245
Initial Street Address of Corporation - Do not list a P.O. Box — *City (no abbreviations)* — *State* — *Zip*

b. ______
Initial Mailing Address of Corporation, if different from 4a — *City (no abbreviations)* — *State* — *Zip*

Shares (List the number of shares the corporation is authorized to issue. Note: Before shares of stock are sold or issued, the corporation must comply with the Corporate Securities Law of 1968 administered by the California Department of Business Oversight. For more information, go to www.dbo.ca.gov or call the California Department of Business Oversight at (866) 275-2677.)

⑤ This corporation is authorized to issue only one class of shares of stock.
The total number of shares which this corporation is authorized to issue is 200000

This form must be signed by each incorporator. If you need more space, attach extra pages that are 1-sided and on standard letter-sized paper (8 1/2" x 11"). All attachments are made part of these articles of incorporation.

▶ ______ F. SCHEER
Incorporator - Sign here — *Print your name here*

	By Mail	***Drop-Off***
Make check/money order payable to: **Secretary of State** Upon filing, we will return one (1) uncertified copy of your filed document for free, and will certify the copy upon request and payment of a $5 certification fee.	Secretary of State Business Entities, P.O. Box 944260 Sacramento, CA 94244-2600	Secretary of State 1500 11th Street, 3rd Floor Sacramento, CA 95814

Secretary of State
Business Programs Division
Business Entities, 1500 11th Street, 3rd Floor, Sacramento, CA 95814

Welcome to California

Congratulations on the registration of your corporation with the California Secretary of State. California law requires corporations to keep their public record updated by filing information with the California Secretary of State.

Required Statement of Information

Required Filing Timelines

Domestic (formed in California) stock corporations must file a complete Statement of Information (Form SI-200) within the first 90 days of filing the Articles of Incorporation, and then each year after that in the month of the incorporation date.

Domestic (formed in California) nonprofit corporations must file a complete Statement of Information (Form SI-100) within the first 90 days of filing the Articles of Incorporation, and then every 2 years after that in the month of the incorporation date. In addition, any nonprofit corporation formed to manage a common interest development under the Davis-Stirling Common Interest Development Act also must file a Statement by Common Interest Development Association (Form SI-CID) with their Statement of Information.

Foreign (formed outside of California) corporations must file a complete Statement of Information (Form SI-350) within the first 90 days of filing the Statement and Designation, and then each year after that in the month of the qualification date.

Filing Services

For fastest service, required Statement of Information for most corporations can be submitted using our online filing service at https://businessfilings.sos.ca.gov/. Payment must be made by credit card (VISA or Mastercard) when filing online.

Statements of Information submitted on paper can be mailed or delivered in person (drop off) to the Sacramento office, but the processing time is longer. Current processing times for paper documents may be found at www.sos.ca.gov/business/be/processing-times.htm.

Additional information regarding Statements of Information, including forms, instructions and current fees are available at www.sos.ca.gov/business/be/statements.htm.

Reverse Side

Please see reverse side of this document for important information regarding your newly registered corporation.

Domestic Stock Corporations

Filing Articles of Incorporation pursuant to California Corporations Code section 200 does not of itself authorize the use of a corporate name in California in violation of the rights of another who may have acquired rights to the use of the name by reason of the following laws:

- Federal Trademark Act
  (United States Code, Title 15, section 1051 et seq.)

- California Model State Trademark Law
  (Business and Professions Code section 14200 et seq.)

- California Fictitious Business Name Law
  (Business and Professions Code section 17900 et seq.)

- Common law rights, including rights to a trade name

If you have any questions regarding such rights, please consult a private attorney.

Other Business Information and Resources

All business entities are subject to state and federal tax laws and may be subject to additional requirements depending on the type of entity and/or the type of business conducted. Please refer to our Business Resources webpage at www.sos.ca.gov/business/be/resources.htm for a list of other agencies you may need to contact to ensure proper compliance with the laws of the State of California. Note: The California Secretary of State does not license corporations. For licensing requirements, please contact the California city and/or county where the principal place of business is located and/or the state agency with jurisdiction over the activities of the corporation.